SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
    Exchange Act of 1934 (Amendment No.  )

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                   Chiquita Brands International, Inc.
   (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   [ ]  Fee computed on table below per Exchange Act Rules 14a-
        6(i)(4) and 0-11.

       (1)   Title of each class of securities to which
             transaction applies:
             _________________________________________

       (2)   Aggregate number of securities to which transaction
             applies:
             _________________________________________

       (3)   Per unit price or other underlying value of
             transaction computed pursuant to Exchange Act
             Rule 0-11 (Set forth the amount on which the
             filing fee is calculated and state how it was
             determined):
             _________________________________________

       (4)   Proposed maximum aggregate value of transaction:
             _________________________________________

       (5)   Total fee paid:

             ___$125.00________________________________

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount Previously Paid:
             _________________________________________

       (2)   Form, Schedule or Registration Statement No.:
             _________________________________________

       (3)   Filing Party:
             _________________________________________

       (4)   Date Filed:
             _________________________________________

                CHIQUITA BRANDS INTERNATIONAL, INC.

                          Chiquita Center
                       250 East Fifth Street
                      Cincinnati, Ohio  45202


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




                     To be Held on May 8, 1996





   To Our Shareholders:

        You are invited to attend the 1996 Annual Meeting of Shareholders of Chiquita Brands International, Inc. ("Chiquita" or the "Company"). The meeting will be held in the Continental Room of the Omni Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on Wednesday, May 8, 1996, for the following purposes:

        (1)  To elect seven directors; and

   to consider any other matters that may properly come before the meeting or any adjournment of the meeting.

                                      Sincerely,


                                      Carl H. Lindner
                                      Chairman of the Board and
                                         Chief Executive Officer
   March 29, 1996

   TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING, PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. PROXIES MAY BE REVOKED AT ANY TIME PRIOR TO THE MEETING BY GIVING WRITTEN NOTICE OF REVOCATION TO THE COMPANY'S SECRETARY, BY GIVING A LATER DATED PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                Chiquita Brands International, Inc.
                   Annual Meeting of Shareholders
                            May 8, 1996

                          PROXY STATEMENT



                            INTRODUCTION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Chiquita Brands International, Inc. ( Chiquita or the
    Company ) for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, May 8, 1996, and any adjournment of the meeting. This Proxy Statement, the proxy card and the Company s 1995 Annual Report to Shareholders are being mailed to shareholders on or about March 29, 1996. At the Annual Meeting, shareholders will be asked to elect seven directors and to transact any other business that may properly come before the meeting and any adjournment of the meeting.

                       VOTING AT THE MEETING

   Voting Securities Outstanding

        As of March 22, 1996, the record date for determining shareholders entitled to notice of and to vote at the meeting (the "Record Date"), the Company had one class of voting securities outstanding consisting of 55,175,436 shares of Capital Stock, $.33 par value ("Common Stock"). A holder of Common Stock is entitled to one vote on each matter submitted to the meeting for each share of Common Stock held of record by such holder as of the Record Date.

   Proxies and Voting

        Shareholders may vote in person or by proxy at the meeting. Proxies given may be revoked at any time before they are voted at the meeting by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or by appearing at the meeting and voting in person.

        Unless a contrary direction is indicated, a properly executed proxy card will be voted "FOR" the election of the nominees proposed by the Board of Directors. The management of Chiquita is not aware of any business to be acted upon at this meeting other than as is described in this Proxy Statement, but in the event any other business should properly come before the meeting, the proxy holders (as indicated on the proxy card) will vote the proxies according to their judgment as to the best interests of the Company.

   Voting of Shares Held by Certain Plan Trustees and Custodians

        Shares of Common Stock held in the Chiquita Dividend Reinvestment Plan are voted by the registered holders of such shares. The whole shares held in the Plan account as well as shares registered in the shareholder's name are voted on a single card provided to each participant in the Plan.

        If a shareholder participates in the Chiquita Savings and Investment Plan (the "Savings Plan"), the Chiquita Associate Stock Purchase Plan (the "ASPP"), or the Friday Canning Corporation Employee Stock Ownership Plan (the "Friday ESOP"), the proxy card serves as the voting instruction to the respective trustee or custodian for the plan. Shares held in these three plans are voted by the respective trustee or custodian as directed by the plan participants. The voting instructions of participants in the Friday ESOP are tabulated by Star Bank, N.A. and forwarded to the trustee in the aggregate to ensure the confidentiality of the votes. Shares held in the ASPP or the Friday ESOP will not be voted unless proxy cards are signed and returned by the participants. However, if participants in the Savings Plan do not vote their shares by returning their proxy cards, their shares will be voted by the trustee in the same proportion as shares that are voted by other participants in the Savings Plan.

                       PRINCIPAL SHAREHOLDERS

        As of the Record Date, the only persons known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock of the Company are:

                                                                       Amount and
     Name and Address of                                            Nature of Beneficial           Percent
     Beneficial Owner                                                     Ownership               of Class
     American Financial Group, Inc.                                 23,996,295(1)                    43.5%
        and its subsidiaries ( AFG )
        One East Fourth Street
        Cincinnati, Ohio 45202

     FMR Corp., and its subsidiaries ( FMR )                          3,934,869(2)                    7.1%
        82 Devonshire Street
        Boston, Massachusetts 02109

     (1)        Carl  H.  Lindner, Carl  H. Lindner  III, S.  Craig Lindner,  Keith E.  Lindner, and  trusts for  their benefit
                (collectively, the  "Lindner Family"),  the beneficial  owners of  44% of  AFG's common stock,  share with  AFG voting and dispositive power with respect to the  shares of Chiquita's Common Stock owned by AFG.  AFG  and the
                Lindner Family may be deemed to be controlling persons of the Company.






     (2)        In a Schedule 13G filed  February 14, 1996, FMR reported that, through its  wholly-owned subsidiaries, Fidelity
                Management & Research Company (a  registered investment adviser to  various investment companies) and  Fidelity
                Management Trust  Company (a bank  serving as  investment manager for  various institutional accounts),  it has sole power to dispose or direct the disposition  of 3,934,869 shares of Common Stock and has sole power to vote or direct the voting of 1,052,677 of these shares.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of the Company's Common Stock and $2.875 Non-Voting Cumulative Preferred Stock, Series A (the "Series A Shares"), beneficially owned as of the Record Date by each current director, by each Named Executive Officer identified in this Proxy Statement, and by all directors and executive officers as a group.

                                                             Common Stock                     Series A Shares
                                                                     Percent                           Percent
     Name of Beneficial Owner                          Shares(1)(2) of Class                  Shares  of Class

     Robert F. Kistinger                              243,376  (3)        *
     Carl H. Lindner                               24,037,376  (3)(4)    43.5%
     Keith E. Lindner                              24,036,101  (3)(4)    43.5%
     Fred J. Runk                                     127,217  (3)        *
     Jean Head Sisco                                   27,645             *
     Jos P. Stalenhoef                                 73,217  (3)        *
     William W. Verity                                  5,400             *
     Oliver W. Waddell                                  6,700             *
     Ronald F. Walker                                  42,645             *
     Steven G. Warshaw                                139,008  (3)        *                      100       *
     All directors and executive
       officers as a group
       (12 persons)                                24,850,731  (3)(5)    44.4%                   100       *
     _______________
     * Less than 1% of outstanding shares

     (1)        Unless otherwise noted, the holder has full voting and dispositive power with respect to the shares listed.

     (2)        Includes shares of  Common Stock which the person  or group has the  right to acquire within 60  days after the
                Record Date, through the  exercise of stock options granted under Company stock  option plans, in the following amounts: Robert F. Kistinger, 235,070  shares; Carl H. Lindner, 9,000 shares; Keith E.  Lindner, 30,000 shares;
                Fred J. Runk, 114,000  shares; Jean Head  Sisco, 12,645 shares;  Jos P. Stalenhoef,  62,280 shares; William  W.
                Verity,  5,400 shares; Oliver  W. Waddell, 2,700  shares; Ronald F.  Walker, 42,645 shares;  Steven G. Warshaw,
                134,400 shares; and all directors and executive officers as a group, 738,725 shares.

     (3)        Does not include shares acquired in  the Company's Savings and Investment Plan  after December 31, 1995, as  to which information is not yet available.

                                                                 3






     (4)        Includes as to Carl  H. Lindner and Keith E.  Lindner, 23,996,295 shares of Common  Stock held by AFG   and its
                subsidiaries.  Carl H.  Lindner and Keith E. Lindner  beneficially own shares of  AFG common stock as  follows:
                6,793,226  (11.5% of  outstanding shares),  and 6,210,207  (10.5%  of outstanding  shares), respectively.   See
                "Principal Shareholders."

     (5)        The 23,996,295  shares of Common Stock  held by AFG and  included in the holdings  of both Carl H.  Lindner and
                Keith E. Lindner (as  described in footnote 4  above) are counted  only once in the  total number of shares  of
                Common Stock owned by all directors and executive officers as a group.

         In addition to the AFG common stock owned by Carl H. Lindner and Keith E. Lindner, directors and executive officers of the Company owned as of the Record Date, or had the right to acquire within 60 days after the Record Date through the exercise of stock options, shares of common stock of AFG as follows: Fred J. Runk, 2,516 shares; Jos P. Stalenhoef, 1,000 shares; Ronald F. Walker, 44,524 shares; and Steven G. Warshaw, 100 shares (the ownership of each of such persons represents less than 1% of the outstanding common stock of
   AFG).  All directors  and executive officers as a  group owned or had the right to acquire 13,193,120 shares of AFG common stock, which represents 22% of the total outstanding shares. Additionally, Fred J. Runk owned preferred stock of American
   Financial  Corporation,  a  subsidiary   of  AFG  ( AFC ),  as
   follows:  3,097  shares of AFC Series F Preferred Stock and 66
   shares  of  AFC  Series   G  Preferred  Stock  (the  foregoing
   represent less than 1% of the outstanding shares of each of AFC's Series F and Series G Preferred Stock).

                       ELECTION OF DIRECTORS

     The Board of Directors has nominated seven directors for election to hold office until the next Annual Meeting and until their successors are elected and qualified. If any nominee should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors. No proxy may be voted for more than seven nominees.

   Nominees for Director

     The nominees for election as a director are CARL H. LINDNER, KEITH E. LINDNER, FRED J. RUNK, JEAN HEAD SISCO, WILLIAM W.
   VERITY, OLIVER W. WADDELL and RONALD F. WALKER.

     The following biographical information has been furnished by the nominees.

     Carl H. Lindner, a director of the Company since 1976, has been Chairman of the Board of Directors and Chief Executive Officer since 1984. He is also Chairman of the Board and Chief Executive Officer of AFG, a holding company formed in

   1995 which, through its subsidiaries, is engaged principally in the businesses of specialty and multi-line property and casualty insurance and the sale of tax-deferred annuities. For over 35 years, Mr. Lindner has been Chairman of the Board and Chief Executive Officer of AFC, which became a subsidiary of AFG in 1995. Mr. Lindner also serves as Chairman of the Board of the following companies: American Annuity Group, Inc. ( AAG ), American Financial Enterprises, Inc. ( AFEI ), American Premier Underwriters, Inc. ( APU ) and Citicasters Inc. AFG owns a substantial ownership interest (over 35%) in each of these companies. Age 76.

     Keith E. Lindner, a director since 1984, has been President and Chief Operating Officer of the Company since 1989 and President of its Chiquita Brands, Inc. subsidiary since 1986. He was Senior Executive Vice President of the Company from 1986 until 1989. He is also a Vice Chairman of the Board of AFG, AFC and APU. Age 36.

     Fred J. Runk, a director since 1984, was a Vice President of the Company from 1984 to March 1996 and was its Chief Financial Officer from 1984 to 1994. Mr. Runk is Senior Vice President and Treasurer of AFG, and has served as Vice President and Treasurer of AFC for more than five years. He is also a director of AFEI. Age 53.

     Jean Head Sisco, a director since 1976, has been a Partner in Sisco Associates, management consultants, for more than five years. She is also a director of American Funds Tax Exempt Series I, K-Tron International, The Neiman Marcus Group, Inc., Santa Fe Pacific Gold Corporation, Textron Inc., and Washington Mutual Investors Fund. Age 70.

     William W. Verity, a director since 1994, has served as Chairman and Chief Executive Officer of ENCOR Holdings, Inc. ( ENCOR ) since 1991. ENCOR develops and manufactures plastic molded components through two subsidiaries, ENCOR
   Technologies, Inc. and Compression, Inc. ENCOR is a subsidiary of Leaver Corp., an investment holding company, of which Mr. Verity also serves as Chairman. He served as President of Leaver Corp. from 1987 through 1993. Age 37.

     Oliver W. Waddell, a director since 1994, retired in 1993 as Chairman, President and Chief Executive Officer of Star Banc Corporation, a multi-state bank holding company. Prior to his retirement, Mr. Waddell had served in an executive capacity with Star Banc Corporation for more than five years. He is a director of Star Banc Corporation and CINergy Corp. Age 65.

     Ronald F. Walker, a director since 1984, is Vice Chairman of
   Great American  Insurance Company, an AFG  subsidiary, and was
   President  and Chief Operating Officer  of AFC from 1984 until

   April 1995.  He  was President and Chief Operating  Officer of
   Chiquita from  1984 to 1989.   He is  also a director  of AAG,
   AFEI and Tejas Gas Company.  Age 57.

     Carl H. Lindner is Keith E. Lindner s father.

     In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring which included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner and Fred J. Runk were executive officers of that company within two years before its bankruptcy reorganization.

   Required Vote

     The seven nominees receiving the highest number of votes will be elected as directors. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will be counted for purposes of determining a quorum but will not be counted as votes cast in the election of directors. There is no provision for cumulative voting in the election of directors.

     Chiquita has been informed that AFG intends to vote its shares "FOR" all of the nominees.

                       THE BOARD OF DIRECTORS

     During 1995, Chiquita's Board of Directors held four meetings and took action by unanimous written consent once. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which he or she served during 1995.

   Committees of the Board

     Chiquita's Board of Directors has three standing committees:
   an Executive Committee, an  Audit Committee and a Compensation
   Committee.  The Board does not have a Nominating Committee.

     Executive Committee. Carl H. Lindner, Keith E. Lindner and Ronald F. Walker are the members of the Company's Executive Committee. The Executive Committee is permitted under New Jersey law and the Company's By-laws to perform substantially all of the functions of the Board of Directors, except By-law changes, changes in directors, removal of officers, submission to shareholders of matters requiring shareholder action and changes in resolutions adopted by the Board which by their terms may be changed only by the Board. During 1995, the

   Executive Committee held no meetings but took action by unanimous written consent ten times.

     Audit Committee. Jean Head Sisco, William W. Verity and Oliver W. Waddell are the members of the Audit Committee. The functions of the Audit Committee include reviewing Chiquita's financial and accounting policies and annual and quarterly financial statements; meeting with the Company's internal audit staff and independent auditors to review the scope of the annual audit; reviewing the progress and results of the audit, and considering any recommendations as a result of the audit and any management response to such recommendations; and recommending to the Board of Directors the selection of Chiquita's independent auditors. During 1995, the Audit Committee held five meetings with members of the Company s management and internal audit staff and met with the Company's independent auditors at three of those meetings.

     Compensation Committee. The members of the Compensation Committee are Jean Head Sisco, William W. Verity and Oliver W. Waddell. The Compensation Committee evaluates the performance, and reviews and approves all compensation, of the Company's executive officers and certain other designated senior executives; establishes general compensation policies and standards for evaluation of all other senior management; and evaluates and monitors long-range planning for executive development and succession. Additionally, the Compensation Committee administers the Company's 1986 Stock Option and Incentive Plan. The Compensation Committee held four meetings during 1995.

   Board Compensation

     Directors who are not employees of the Company each receive an annual fee of $40,000 plus $1,500 for each Board meeting attended. Additionally, Carl H. Lindner receives $15,000 per year as Chairman of the Executive Committee; Jean Head Sisco receives $15,000 per year as Chairman of the Audit Committee and $7,500 per year as a member of the Compensation Committee; William W. Verity and Oliver W. Waddell each receive $15,000 per year as members of both the Audit and Compensation Committees.

     Pursuant to the Company's 1986 Stock Option and Incentive Plan, each non-employee director receives a non-qualified stock option grant for 10,000 shares of the Company's Common Stock on the date first elected a director and receives an additional stock option grant for 10,000 shares each year thereafter. All options awarded to non-employee directors have an exercise price per share equal to the market price of the Common Stock on the date of grant. The options have a 20-year term and vest over a ten-year period, with 9% of the shares exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date, except in the tenth year when the remaining 10% become exercisable.

                       EXECUTIVE COMPENSATION

   Summary Information

     The following table summarizes the annual and long-term compensation of the Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers of the Company (collectively, the Named Executive Officers ) for the fiscal years 1995, 1994 and 1993. A report on executive compensation by the Compensation Committee of the Board of Directors appears on page 10 of this Proxy Statement.

                                                     SUMMARY COMPENSATION TABLE

                                                                                            Long-Term
                                                                                           Compensation
                                                                                            Securities
                                                                                            Underlying               All Other
        Name and                                     Annual Compensation                  Stock Option            Compensation
     Principal Position                    Year         Salary($)(1) Bonus($)(1)(2)      Grants(# of Shares)(2)      ($)(3)
     ____________________________________________________________________________________
     Carl H. Lindner                       1995             $  268,846 (4)(5)      -0-           -0-              $  1,902
        Chairman of the Board              1994                415,000 (4)         -0-           -0-                 4,452
        and Chief Executive                1993                410,000 (4)         -0-           -0-                 8,102
        Officer
     ____________________________________________________________________________________
     Keith E. Lindner                      1995             $  935,000 (6)   $     -0-           -0-               $21,346
        President and Chief                1994              1,030,000             -0-           -0-                19,727
        Operating Officer                  1993              1,030,000           837,000         -0-                18,141
     ____________________________________________________________________________________
     Steven G. Warshaw                     1995             $  350,000          $450,000        75,000             $15,685
        Executive Vice                     1994                300,000           330,000        80,000              14,256
        President, Chief                   1993                300,385           360,000        80,000              13,382
        Administrative Officer
        and Chief Financial Officer
     ____________________________________________________________________________________
     Robert F. Kistinger                   1995             $  300,000          $425,000        30,000             $46,908
        Senior Executive                   1994                300,000           250,000        30,000              59,053
        Vice President,                    1993                300,385           325,000        60,000              52,966
        Chiquita Banana
        Group (Worldwide)
     ____________________________________________________________________________________
     Jos P. Stalenhoef                     1995             $  250,000          $175,000        14,000             $32,633
        President                          1994                250,000           157,500        15,000              26,772
        Chiquita Banana,                   1993                250,192           165,000        60,000              24,214

                                                                 8






        North American Division
     ____________________________________________________________________________________

     (1)        Includes amounts deferred under the Company's Deferred Compensation Plan.

     (2)        1995 bonuses were paid, and 1995 stock options were granted, in February 1996, based on performance in 1995.

     (3)        Amounts disclosed for 1995 are comprised of the following:

        (a)     Company  contributions to  the Savings  and Investment  Plan:   Keith E. Lindner,  $16,650; Steven  G. Warshaw,
                $12,150; Robert F. Kistinger, $12,150; and Jos P. Stalenhoef, $12,150.

        (b)     Company  matching contributions  on excess  deferrals  from the  Savings and  Investment Plan  to  the Deferred
                Compensation  Plan as a result of  IRS limitations on the  amount which can be deferred  under a 401(k) savings plan:  Jos P. Stalenhoef, $9,112.

        (c)     Above market interest (assuming the highest rate  payable under the Company's Deferred Compensation Plan, which has a  graduated interest  schedule  conditioned upon  continuation of  service) calculated  (but  not paid  or currently payable) on deferred  compensation:  Keith E. Lindner,  $4,618; Steven G. Warshaw, $1,645;  Robert F.
                Kistinger, $32,583; and Jos P. Stalenhoef, $10,975.

        (d)     Term  life insurance premiums paid  by the Company: Carl  H. Lindner, $1,902; Keith E.  Lindner, $78; Steven G.
                Warshaw, $1,890; Robert F. Kistinger, $2,175; and Jos P. Stalenhoef, $396.

     (4)        Includes amounts received as Chairman of Executive Committee of $15,000 in 1995 and 1994 and $10,000 in 1993.

     (5)        Carl Lindner s annual salary was $400,000 until April 1995 when it was reduced at his request to $200,000.

     (6)        Keith  E. Lindner s  annual salary  was $1,030,000  until April  1995 when  it was  reduced at  his request  to
                $900,000.

   Stock Option Grants

     The following table contains information concerning grants of stock options to the Named Executive Officers under the Company's 1986 Stock Option and Incentive Plan.

                                OPTION GRANTS FOR 1995(1)

                                                        Individual Grants

                                           Number of
                                           Securities          % of Total
                                         Underlying               Options        Exercise
                                           Options               Granted to      or Base                         Grant Date
                                           Granted            Employees for       Price           Expiration       Present
       Name                             (# of Shares)(2)          1995(1)         ($/Sh)(3)          Date(4)      Value($)(5)


                                                                 9






     Carl H. Lindner                          -0-                   -               -                  -                -

     Keith E. Lindner                         -0-                   -               -                  -                -

     Steven G. Warshaw                       75,000               4.3%           $13.50             2/6/16          $386,000

     Robert F. Kistinger                     30,000               1.7%           $13.50             2/6/16          $155,000

     Jos P. Stalenhoef                       14,000                 .8%          $13.50             2/6/16         $  72,000

     (1)    Options were granted February 6, 1996, based on performance in 1995.

     (2)    Options vest over a ten year period  with 9% immediately exercisable on the date of  the grant and an additional  9%
            exercisable on each anniversary of the grant date thereafter until  February 6, 2006 when the remaining 10% will  be
            exercisable.   In  the  event of  death, disability  or  retirement, options  are fully  exercisable by  optionee or optionee s legal  representative for  one year  following such  event or  until the  normal expiration  date of  the option, whichever occurs first.

     (3)    Represents the market price of a share of Chiquita Common Stock on the date of  grant (calculated  as the average of the high and low selling prices on the New York Stock Exchange).

     (4)    Subject to earlier termination in case of termination of employment.

     (5)    The grant date  present value  was calculated  using a variation  of the  Black-Scholes option pricing  model.   The
            assumptions used  in the model  included (a) an  expected Chiquita stock  price volatility of  .42; (b) a  risk-free interest rate of 6.6%; and (c) a  dividend yield of 1.5%.  In addition, the  Black-Scholes model output was modified by (a)  a 10% discount to reflect the non-transferability of the options and  (b) a 25% discount to reflect the risk of forfeiture (5%  per year probability) due  to restrictions on exercise of  the option in accordance  with the ten year vesting provisions.  Whether  the assumptions used will  prove accurate cannot be known  at the date of  grant.
            The actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

   Option Exercises, Holdings and Year-End Values

     The following table summarizes the value of all outstanding options for the Named Executive Officers as of December 31, 1995.

                                                 AGGREGATED OPTION EXERCISES IN 1995
                                                  AND 1995 YEAR-END OPTION VALUE(1)

                                                                     Number of Securities
                                                                         Underlying
                                        Shares                      Unexercised Options        Value of Unexercised
                                       Acquired                     at December 31, 1995       In-the-Money Options
                                          on            Value          (# of Shares)           at December 31, 1995($)(2)
                                     Exercise(#)     Realized($)    Exercisable Unexercisable  Exercisable  Unexercisable


                                                                10






     Carl H. Lindner                     30,000       $158,115         9,000        11,000       $   -0-       $   -0-

     Keith E. Lindner                       -0-       $     -0-       30,000        -0-          $154,365      $   -0-

     Steven G. Warshaw                      -0-       $     -0-       118,575      196,425       $169,718      $254,406

     Robert F. Kistinger                    -0-       $     -0-       229,670      120,330       $161,078      $182,387

     Jos P. Stalenhoef                      -0-       $     -0-       59,670       111,480       $ 67,781      $172,353

     (1)     Does not include options granted in February 1996, based on performance in 1995.
     (2)     Value is calculated as  the difference between the market price of the Common Stock on December 31, 1995 ($13.8125 per share) and the exercise prices of the unexercised options.


     REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation  Committee of  the Board of  Directors (the

   "Committee") is composed of Jean Head Sisco, William W. Verity and Oliver W. Waddell, who are independent outside directors. The Committee is charged with responsibility for reviewing the performance and establishing the individual compensation of the executive officers named in the Summary Compensation Table

   ("Executive Officers"), as well as approving the compensation of other key executives. The Committee also establishes general compensation policies and standards for reviewing management performance. In carrying out this function, the Committee ensures that the Company's compensation philosophy is appropriate to its business and is implemented effectively through its various policies and programs.

   Compensation Philosophy


     The Company's compensation philosophy is to motivate and reward the achievement of long-term growth in shareholder value. To achieve this objective, the Company has adopted a program called the Total Compensation System which is designed to: (i) base cash and non-cash rewards on both individual and

   Company performance; (ii) encourage stock ownership in order to align the interests of management with those of shareholders; and (iii) emphasize the importance of management's commitment to the long-term success of the Company.

     The program has three basic elements of compensation - base salary, bonus awards and stock options - which are designed to attract, motivate and retain dedicated, talented people who are capable of achieving the Company's long-term objectives. These three elements of total compensation are reviewed annually in connection with the appraisal of each manager's performance against pre-established goals and objectives as well as the Company's performance during the year. The program is used to establish the total compensation of managers at many levels of the Company, including each of the

   Executive  Officers, except  for the  Chief Executive  Officer
   ("CEO") whose compensation is discussed below.

   Compensation of Executive Officers Other Than CEO


     The primary factors considered by the Committee in establishing the total annual cash compensation (salary plus bonus award) of each Executive Officer except for the CEO are:
   (i) the responsibilities of the position; (ii) the executive's potential impact on the annual financial and longer-term

   strategic  results  of   the  Company;  (iii)  the   long-term
   contributions of the executive; and (iv) the performance against pre-established annual objectives which emphasize business unit and/or total Company financial results.


     Base Salary. Base salaries are established according to each executive's position, responsibilities and long-term contribution. Base salaries are not necessarily adjusted annually but are adjusted only when the Committee, after soliciting the opinions of senior management, judges that an

   Executive   Officer's   responsibilities   and/or    long-term
   contribution have changed sufficiently to warrant a change in base salary.

     Bonus Awards.    The  Executive Officers'  bonus awards  are

   determined in accordance with the Company's Management Incentive Plan (the MIP ), an annual cash bonus incentive plan which covers most management positions. Under the MIP, each management position has an annual target bonus which is expressed as a percentage of base salary and is principally determined according to the position's potential impact on

   Company results. Base salary and target bonus are coordinated so that the combined amount provides a total annual cash compensation level which, in the Committee's judgment, is appropriate for the position and the individual Executive Officer.

     Bonus  awards  are  determined  by  measuring  the Executive

   Officer's performance against annual objectives in the following three categories (the relative weight assigned to each category is indicated in parenthesis): (1) Team Profit Achievement Objectives (40%), which include return on investment or similar objectives for the relevant business unit(s); (2) Individual Profit Achievement Objectives (40%), which include cost, revenue, volume, and quality-related objectives appropriate to the individual; and (3) Management Achievement, Strategy and Organization Development Objectives (20%), which include development and implementation of business strategies and organizational effectiveness programs.


     Accomplishment of each objective is rated quantitatively and a weighted average overall performance rating is calculated.

   The overall performance rating indicates a range of percentages of target bonus for use in determining the actual bonus. The actual bonus is approved by the Committee after consultation with and review of the recommendations of the President and Chief Operating Officer and the Executive Vice

   President, Chief Administrative Officer and Chief Financial Officer. Actual bonus awards may range from zero percent of the target bonus (for overall performance which does not meet annual objectives) to 200 percent of target (for overall performance which far exceeds objectives). The MIP provides for payout of approximately 100 percent of target bonus if the overall annual performance objectives are met.

     Stock Options.    Stock  options are  used  to  reward  past
   performance and motivate  future performance, especially long-

   term performance. Stock options vest over a ten year period with nine percent exercisable immediately upon the grant date and an additional nine percent exercisable on each anniversary of the grant until the tenth anniversary when the final ten percent becomes exercisable. The Company's options have a 20 year exercise period and are priced at fair market value on the date of grant. The unusually long vesting and exercise periods and market pricing are specifically intended to motivate management decisions which will be in the shareholder's best long-term interests and to aid in the retention of executive talent.

     Targets  for stock  option awards  are based on  the capital value of the grant (the number of stock options granted multiplied by the market price of the option) and are established as a percentage of the targeted total annual cash compensation (annual salary plus target bonus). Relating stock option award targets to the capital investment required to purchase an equivalent number of shares of stock is consistent with the Company's philosophy that management should be rewarded when it is successful in increasing the value of the Company's securities. Stock option award targets increase as the responsibility, base salary and target bonus

   of a  position increases.   The  Company believes that  market
   comparisons are not meaningful for the Company's stock option award targets because of the unusually long vesting and exercise periods of the Company's options.


     Actual stock option awards may be larger or smaller than award targets depending on a number of factors which are considered by the Committee, including the Executive Officer's performance against his annual objectives (described above under Bonus Awards), changes in responsibility, future potential, management succession, and the number of stock options awarded to the Executive Officer in prior years.

   Compensation of Chief Executive Officer for 1995


     For 1995, Mr. Carl H. Lindner, Chairman and Chief Executive Officer, received a reduced base salary and did not receive a bonus or stock option award. Since 1988, Mr. Lindner has not received any salary increases, bonuses or stock option awards, except for a stock option award for 20,000 shares which was granted to each director in 1991. The reduction in Mr. Lindner s annual salary, from $400,000 to $200,000 (effective April 1995), was approved by the Committee in accordance with Mr. Lindner s request. In establishing Mr. Lindner's compensation for 1995, as in years past, the Committee considered the fact that Mr. Lindner had significant responsibilities as an executive officer of American Financial
   Group, Inc. and its subsidiaries and affiliates.  Although Mr.

   Lindner devoted time to matters more directly related to other enterprises, the Committee believes his total compensation from the Company for 1995 was appropriate and reasonable. This judgment is based on the Committee's conclusion that Mr. Lindner has fully and effectively discharged the responsibilities of his position with the Company to the Company's substantial benefit. Moreover, the Committee believes that Mr. Lindner s strong leadership, guidance and direction to the Company since he became Chairman and Chief Executive Officer in 1984 has contributed to long-term growth in shareholder value, as demonstrated by the graph on page 15 showing the cumulative total shareholder returns over the 11-year period from 1984 to 1995.

   Compensation of President and Chief Operating Officer for 1995


      The Committee had established Mr. Keith E. Lindner's 1995 bonus target at 100 percent of his base salary in consideration of his potential impact on the overall performance of the Company. Although the Committee believed that the award of a 1995 bonus for Mr. Lindner would have been appropriate, particularly in view of the Company s return to profitability in 1995 and its strategic sale during the year of the remainder of the meat business and certain other non-core businesses, the Committee acceded to Mr. Lindner s request that he not be awarded a bonus for 1995. Also in accordance with Mr. Lindner s request, the Committee approved a reduction in his annual salary to $900,000 (effective April
   1995) from its previous level of $1,030,000, which had been established by the Committee in recognition of his significant contributions to the Company since 1984 when he first became associated with the Company, and did not grant him any stock options for 1995.

   Compensation of Other Executive Officers for 1995


     The base salary of Steven G. Warshaw was increased from $300,000 to $350,000 in 1995 in consideration of Mr. Warshaw s increased responsibilities upon becoming Chief Financial Officer in 1994 and in recognition of his significant long-term contribution to the Company. The base salaries of Robert

   F. Kistinger and  Jos P. Stalenhoef remained the  same in 1995
   as in 1994.   The 1995 MIP target  bonuses for these Executive

   Officers ranged from 70 percent to 100 percent of base salary. For 1995, each Executive Officer met his particular MIP Team Profit Achievement Objectives and met or exceeded his MIP Individual Profit Achievement Objectives and Management Achievement, Strategy and Organization Development Objectives.

   While the objectives and achievements were specific to each individual, they included improvements in operating results and achievement of organizational efficiencies for the Company s banana business, refinancing of long-term debt to reduce costs and extend maturities, and the sale of the remainder  of  the meat  business and  certain  other non-core
   businesses.   The  Committee s  application of  the  resulting
   overall performance ratings produced 1995 bonuses for these individuals ranging from 100% to 142% of target.


     The Executive Officers received stock options for 1995 performance for a total of 119,000 shares, compared to 125,000 shares for 1994. The awards were based on a number of considerations specific to each individual, including the target award level, the individual's contributions, any increase in responsibilities and the total number of shares covered by previous grants.

     The Committee did not review or consider compensation surveys when determining the 1995 bonus and stock option awards to Executive Officers.

   Section 162(m) of the Internal Revenue Code

     Section  162(m)  of  the  Internal  Revenue  Code  generally disallows a tax deduction to public companies for annual compensation over one million dollars paid to a public company's chief executive officer and four other highest paid
   executive   officers.       Qualifying       performance-based
   compensation will  not be subject  to the  deduction limit  if certain requirements are satisfied. This limitation will not apply for 1995 because no executive officer was paid more than one million dollars in 1995.

     While the Company's MIP  bonus plan does not meet all of the
   performance  based   requirements  for  deductibility,     the

   Committee believes that the bonus plan is an effective means of delivering performance- based pay and is an important part of the Company's Total Compensation System. The Committee
   believes that at this time it would not be in the best interests of the Company or its shareholders to change its Total Compensation System, which applies to managers at many levels of the Company. Thus, the Committee will continue to use  the current system of  managing compensation of Executive
   Officers in 1996 but will continue to study the future consequences of compliance with Section 162(m).

                                   Compensation Committee:

                                   Jean Head Sisco
                                   William W. Verity
                                   Oliver W. Waddell

                  COMMON STOCK PERFORMANCE GRAPHS


     The following performance graphs compare Chiquita's cumulative shareholder returns over a five-year and eleven-year period, assuming $100 invested at December 31, 1990 and December 31, 1984, respectively, in Chiquita Common Stock, in the Standard & Poors 500 Stock Index, and in an industry group index of fourteen other fruit and vegetable companies. The eleven-year graph compares Chiquita's performance over the entire period since 1984 when the current management assumed responsibility for managing the Company. Total shareholder return is based on the increase in the price of the stock and assumes the reinvestment of all dividends. The industry group is composed of: Dole Food Co., Inc., Geest PLC, Fyffes PLC, The Albert Fisher Group PLC, Perkins Foods, Stokely USA, Inc., Seneca Foods Corporation, United Foods, Inc., Dean Foods Co.,

   Orange-Co.,  Inc., Del  Monte Royal  Foods Ltd.,  Sylvan Foods
   Holdings, Inc., Northland Cranberries, Inc. and  Odwalla, Inc.
   Total return was weighted according to market capitalization of each company at the beginning of each period.


   (Description of Graphs included in Proxy Statement)

                                                 CHIQUITA BRANDS INTERNATIONAL, INC.
                                                CUMULATIVE TOTAL RETURNS (1990-1995)

                                   12/90           12/91            12/92            12/93            12/94            12/95



                                                                17






     Chiquita                      100             127               57               39               47               48
     S&P 500                       100             130              140              155              157              215
     Fruit & Veg.                  100             103               92               91               75               87
     Related


                                                   CHIQUITA BRANDS INTERNATIONAL, INC.
                                                  CUMULATIVE TOTAL RETURNS (1984-1995)
                    12/84    12/85   12/86    12/87   12/88    12/89   12/90    12/91   12/92    12/93   12/94    12/95


     Chiquita       100      259     311      431     470      505     944      1,196   534      369     442      453
     S&P 500        100      132     156      164     191      252     244        318   343      377     382      526
     Fruit &        100      127     154      170     213      264     283        272   209      222     197      229
     Veg. Related

                        CERTAIN TRANSACTIONS

        The Company and its subsidiaries (including John  Morrell
   & Co.  which was sold in  December, 1995), sold  meat products and bananas to Thriftway, Inc. (during the first three months of 1995) and United Dairy Farmers, Inc. ( UDF ) (for the full year 1995) for amounts totaling $4,567,000 and $288,000, respectively. Richard E. Lindner, a brother of Carl H. Lindner, was the principal owner of Thriftway, Inc. until

   March 1995, when  he sold  the business.   Robert D.  Lindner,
   Sr., a brother of Carl H. Lindner, together with members of his family, are the principal owners of UDF.

        The   Company  estimates   that  its   subsidiaries  paid

   approximately $152,000 for advertising time on radio and television stations owned by an AFG affiliate during 1995.

        In 1995, the Company paid approximately $155,000 to Provident Travel Corporation for travel related services.

   Provident Travel Corporation is a subsidiary of AFG.

        In 1995, the  Company received payments  of approximately
   $900,000 from AAG, an AFG subsidiary, for the sublease of office space and the use of the Company cafeteria.

        During 1995, the Company paid approximately $60,000 to The Cincinnatian Hotel, which is owned by a subsidiary of AFG, for room rentals and use of meeting facilities.

        Chiquita believes  that the financial terms  of the above

   described transactions were comparable to those that would apply to unrelated parties and were fair to Chiquita.

                        INDEPENDENT AUDITORS


        The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1995. Ernst & Young LLP also serves as independent auditors for AFG and its subsidiaries. One or more representatives of that firm will attend the Annual Meeting and will be given the opportunity to comment, if they desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year, since it is Chiquita's practice not to select independent auditors prior to the Annual Meeting.


    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
   OF 1934

        Section  16(a) of  the  Securities Exchange  Act of  1934

   requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock

   Exchange. Officers, directors and beneficial owners of more than ten percent also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.


        Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with during and for 1995, except for a Form 5 for the year ended December 31, 1995 for Carl H. Lindner which was inadvertently filed after the due date by the Company s administrative  staff which  takes  responsibility for  filing
   Section 16(a) reports for Mr. Lindner and other officers and directors. The Form 5 reported Mr. Lindner s exempt exercise of a stock option for 30,000 shares in December 1995.

                      SOLICITATION OF PROXIES


        The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of shares held of record by such persons.

   Solicitation of proxies will be made by management of the Company, without additional compensation, through the mail, in person, or by telephone, telegraph or facsimile. The Company has also retained Kissel-Blake, Inc., New York, New York to assist in the distribution and solicitation of proxies for a fee of $4,500 plus reasonable out-of-pocket expenses.

                           ANNUAL REPORT

        The Company's  annual report  to shareholders,  including

   financial statements, for the fiscal year ended December 31, 1995 is being mailed with this Proxy Statement.

           SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING


        Shareholder proposals for the 1997 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company at the Company's executive offices by November 30, 1996 in order to be considered for inclusion in the proxy materials.


                           MISCELLANEOUS

        The Company will send, without charge, a copy of the Company's current annual report on Form 10-K to any holder of

   Common Stock who makes a request in writing to Joseph W. Hagin
   II,  Vice  President,   Corporate  Affairs,  Chiquita   Brands
   International, Inc., Chiquita  Center, 250 East  Fifth Street,
   Cincinnati, Ohio 45202.

                              By order of the Board of Directors,





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






                              Robert W. Olson
                              Vice President, General Counsel and
                              Secretary

   Cincinnati, Ohio

   March 29, 1996

                CHIQUITA BRANDS INTERNATIONAL, INC.
                      Proxy for Annual Meeting


   Registration Name and Address
                                                                P
                                                                R
                                                                O
                                                                X

                                                                Y


   The undersigned hereby appoints Keith E. Lindner and Robert W.
   Olson, or  either of  them, proxies  of the  undersigned, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 8, 1996 at 10:00 a.m., and any adjournment of such meeting.

   The Board of Directors recommends a vote FOR the following:

   1.     Election of directors:


     __   FOR AUTHORITY to elect        __   WITHHOLD AUTHORITY
          the nominees listed below          to vote for all
          (except those whose names          nominees listed
          have been crossed out)             below


                Carl H. Lindner         Keith E. Lindner
                Fred J. Runk            Jean Head Sisco
                William W. Verity       Oliver W. Waddell
                Ronald F. Walker






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   In their  discretion, the proxies are authorized  to vote upon such other business as may properly come before the meeting or any adjournment of the meeting.

   Dated: ___________, 1996   Signature: _______________________


                              Signature: _______________________
                              (If  held  jointly)   -  Important:
                              Please sign exactly as name appears
                              hereon  indicating,  where  proper,

                              official position or representative
                              capacity.     In   case  of   joint
                              holders, all should sign.

   This proxy,  when  properly executed,  will  be voted  in  the manner directed herein by the above signed shareholder(s).

   IF NO  DIRECTION IS  MADE, THIS  PROXY WILL  BE VOTED FOR  THE
   ELECTION OF ALL NOMINEES FOR DIRECTOR.


   To vote your shares, you must mark, sign, date and return this proxy card.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


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